FOURTH AMENDMENT
TO THE
MARSH & MCLENNAN COMPANIES
SUPPLEMENTAL SAVINGS & INVESTMENT PLAN

WHEREAS, Marsh & McLennan Companies, Inc. (the "Company") amended and restated the Marsh & McLennan Companies Supplemental Savings & Investment Plan, effective January 1, 2012 (the "Plan");
WHEREAS, the First Amendment to the Plan was adopted by the Company on December 7, 2016;
WHEREAS, the Second Amendment to the Plan was adopted by the Company on December 21, 2017;
WHEREAS, the Third Amendment to the Plan was adopted by the Company on December 19, 2018;
WHEREAS, pursuant to the Employee Benefit Plan Guidelines adopted by the Board of Directors on September 18, 2003 (the "Guidelines") and Section 8.1 of the Plan, the Company acting through its Chief Executive Officer ("CEO") or any officer appointed directly or indirectly by the CEO, has the authority to adopt or amend the Plan if the amendment (a) is required pursuant to law or other requirement having the effect of law or (b) would reasonably be expected to have no more than a de minimis effect on the Company;
WHEREAS, the Company desires to amend the Plan, effective as of September 1, 2020, to provide that Eligible Employees of Dovetail Insurance Corporation who otherwise satisfy the Plan's applicable requirements shall be eligible to receive MMC Fixed Company Credits under the Plan; and

WHEREAS, it has been determined that the proposed changes to the Plan would be reasonably expected to have no more than a de minimis effect on the Company.
NOW, THEREFORE, effective as of September 1, 2020, the Company acting through Laurie Ledford, Senior Vice President, Chief Human Resources Officer of the Company who, in turn, is acting pursuant to authority granted by the CEO (consistent with the Guidelines), hereby amends the Plan as follows:
1.    Effective as of September 1, 2020, Section 1.25 of the Plan is hereby amended to read as follows:
"1.25    Participating Company means the Company and any subsidiary or affiliate thereof whose Eligible Employees are eligible to participate in the Basic Plan; provided, however, that for the period commencing on January 1, 2017 and ending on August 31, 2020, Dovetail Insurance Corporation shall not be a Participating Company with respect to the MMC Fixed Company Credits portion of the Plan (as described in Section 4.3A)."

2.     Effective as of September 1, 2020, the last sentence of Section 2.1(b) of the Plan shall be amended to read as follows:
"Notwithstanding the foregoing, (i) no MMC Fixed Company Credits shall be credited with respect to periods prior to the Eligible Employee's attainment of one (1) Year of Service and (ii) for the period commencing on January 1, 2017 and ending on August 31, 2020, any employee of Dovetail Insurance Corporation shall not be an Eligible Employee with respect to the MMC Fixed Company Credits portion of the Plan."

3.     Effective as of September 1, 2020, Section 4.3A(a) of the Plan shall be amended to read as follows:
"(a)    Provided that an Eligible Employee has completed at least one (1) Year of Service and is employed by a Participating Company (other than Dovetail Insurance Corporation for the period commencing on January 1, 2017 and ending on August 31, 2020), and subject to the provisions of Section 2.2, beginning with the first payroll period of a Plan Year in which the Eligible

Employee's Compensation first exceeds the Compensation Limit, such Participant shall be credited with fixed amounts under this Plan based on the formula applicable to MMC Fixed Company Contributions under Section 3.9 of the Basic Plan ('MMC Fixed Company Credits')."

IN WITNESS WHEREOF, MARSH & McLENNAN COMPANIES, INC. has caused this Fourth Amendment to the Plan to be executed by its duly authorized officer on the 22nd day of December, 2020.

                MARSH & MCLENNAN COMPANIES, INC.
By: /s/ Laurie Ledford
Laurie Ledford
Senior Vice President and Chief Human Resources Officer